EXHIBIT 10.1	SUMMARY SHEET: 2007 SHORT-TERM INCENTIVE COMPENSATION PLAN

1.	Eligibility: mid-level and upper-level management, including executive officers, of Toreador are eligible to participate.
2.	Performance Goals:
•	Oil and Gas Reserves: Attain 150% of 2006 oil and gas reserves, based on fully diluted shares on a BOE basis.
•	Oil and Gas Production: Toreador’s annual production for 2007 shall increase by more than 150% of the 2006 production on a BOE basis.
•	General and Administrative Expense: Toreador shall hold general and administrative expenses to a maximum of $10 million in 2007, excluding payments to the former President and CEO.
•	Operating Income: Toreador’s operating income shall be greater than $30 million, excluding payments to the former President and CEO.
3.	Preliminary Funding: $1,500,000 which amount is subject to adjustment.